Wachovia Corporation                                              -1-















                                                               December 11, 1998



Wachovia Corporation,
   301 North Main Street,
      Winston-Salem, North Carolina 27101.

Ladies and Gentlemen:

            We have acted as special counsel to Wachovia Corporation, a North Carolina corporation (the "Company"), in connection with the planned merger of Interstate/Johnson Lane, Inc., a Delaware Corporation ("IJL") with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of October 27, 1998, by and between the Company and IJL (the "Agreement"). We render this opinion to you, in part, in connection with the registration of the Wachovia Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

            For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

            (1) The Merger will be completed in the manner set forth in the Agreement and the Joint Proxy Statement/Prospectus of the Company and IJL (the "Proxy/Prospectus"); and

            (2) The representations contained in the letters of representation from the Company and IJL to us and Moore & Van Allen PLLC, counsel to IJL, both dated December 11, 1998, will be true and complete at the Effective Time.

            On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law (which we


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Wachovia Corporation                                              -2-




have assumed will not change between now and the Effective Time), that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

            This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "THE MERGER - Federal Income Tax Consequences" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                             Very truly yours,

                                                         /s/ Sullivan & Cromwell
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